Exhibit No. 11

                                 ROOM PLUS, INC.
                 Computation of Earnings (Loss) per Common Share
                  (See Note 1 of Notes to Financial Statements)

                                                      Six Months Ended June 30
                                                        1998             1997
                                                    -----------      -----------

Basic and Diluted
   Net loss applicable to common stock              $  (445,262)     $  (932,149)
                                                    ===========      ===========

Shares
   Weighted average common shares outstanding         4,385,000        4,385,000

Basic and diluted loss per common share             $      (.10)     $      (.21)
                                                    ===========      ===========

Assumed exercise of options and warrants which could have been purchased with the proceeds from the exercise of such options and warrants would have an anti-dilutive effect on earnings per share.

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